Glacier Bancorp, Inc. Clawback Policy October 2023 This Clawback Policy (the “Policy”) has been adopted by the Board of Directors (the “Board”) of Glacier Bancorp, Inc. (the “Company”), and supersedes in its entirety the Company’s existing policy adopted in 2015. The Policy outlines the circumstances under which the Company, as required by Rule 303A.14 of the listing rules of The New York Stock Exchange (“NYSE”), will seek to recover incentive compensation awarded or paid to specified officers. The Policy applies to incentive compensation received by specified officers on or after October 2, 2023. The Compensation Committee will oversee the Company’s implementation of this Policy to assure compliance with NYSE Rule 303A.14 as it may be amended or interpreted in the future. This Policy relates to the recovery of incentive compensation following an accounting restatement. The clawback provisions mandated by the Sarbanes-Oxley Act of 2002, as well as any other law or regulation that may now or hereafter be applicable to the Company, will apply under appropriate circumstances in addition to the Policy. Amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 will be considered in determining any amounts to be recovered under this Policy. As required by this Policy, the Company will seek to recover erroneously awarded incentive compensation from the officers specified below in the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws, including an accounting restatement that is required to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected or left uncorrected in the current period. Both “Big R” and “little r” restatements will trigger recovery of incentive compensation in the circumstances described below. All employees of the Company who are subject to Section 16 of the Securities Exchange Act of 1934 (collectively, “covered officers”) are subject to recovery of erroneously awarded incentive compensation under this Policy. All incentive compensation received by a person after the person begins to perform services as a covered officer and who served as a covered officer during the performance period for such incentive compensation is subject to recovery if the compensation was received during the three completed fiscal years that immediately precede the date on which the Company is required to prepare an accounting restatement. Incentive compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, as well as any measure that is derived wholly or in part from such measures. Performance measures based on stock price or total shareholder return are also financial measures. The Company will seek recovery of all incentive compensation to which this Policy applies that is received by a covered officer in excess of the amount that would have been received had the incentive compensation been determined based on the restated amounts. If incentive compensation is based on share price or total shareholder return, an estimate of compensation

Glacier Bancorp, Inc. Clawback Policy October 2023 to be recovered will be made in accordance with the requirements of NYSE Rule 303A.14. The amount to be recovered will be determined without regard to any taxes that may have been paid on incentive compensation by a covered officer. The Company will not indemnify or insure a covered officer against the loss of erroneously awarded compensation in accordance with the Policy, or pay, or reimburse a covered officer for, the cost of insurance against such loss. Recovery of excess compensation in the amount determined as described in the preceding paragraph will be sought by methods that are permissible under applicable law and approved by the Compensation Committee in its sole discretion, including seeking repayment of the excess compensation from the covered officer, which may in the form of cash or shares of Company common stock with a value equal to the amount to be recovered, withholding earned but unpaid compensation, or canceling unvested shares subject to an award of restricted stock units. Recovery will be sought reasonably promptly after completion of the accounting restatement.1 Recovery of incentive compensation is not required if the Compensation Committee determines that recovery would be impracticable. Impracticability will be demonstrated by either:  A determination by the Compensation Committee that the direct expense that would be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; before making that determination, the Compensation Committee must conclude that a reasonable attempt has been made to recover the erroneously awarded incentive compensation, such reasonable attempt(s) must be documented, and such documentation must be provided to the NYSE; or  The receipt of advice from outside legal counsel that recovery likely would cause an otherwise tax-qualified retirement plan maintained by the Company to fail to meet the requirements of Internal Revenue Code Section 401(a)(13) or 411(a). This Policy will remain in effect for as long as the Company’s common stock continues to be listed on a U.S. securities exchange that maintains a listing requirement similar to NYSE Rule 303A.14. 1 NYSE will assess whether recovery is done “reasonably promptly” on a holistic basis, including consideration of whether the Company properly balanced cost and speed in determining the appropriate means of seeking recovery, and whether the Company is employing recovery methods that are appropriate based on the facts and circumstances of each covered officer who is subject to recovery of incentive compensation. (NYSE Notice of Filing of Proposed Rule Change, SEC Release No. 34-97055 (March 7, 2023), page 3).